NEWS RELEASE

Date: October 12, 2015

FOR IMMEDIATE RELEASE

O&R to Sell PCL&P To Corning Natural Gas

MILFORD, PA and CORNING, NY October 15, 2015 --- Orange and Rockland Utilities, Inc. (O&R) and Corning Natural Gas Holding Corporation (CNGHC) today announced a definitive agreement for CNGHC to purchase O&R’s Pennsylvania electric and gas utility subsidiary, Pike County Light & Power Company (PCL&P) for $16 million (the “Transaction”).

Upon closing, Pike County Light & Power Company (“PCL&P”) will be a wholly-owned subsidiary of CNGHC. The Boards of Directors of O&R and CNGHC have approved the Transaction.

PCL&P is a regulated electric and gas utility. It provides electric service to approximately 4,600 customers in the Townships of Westfall, Milford and the northern part of Dingman and in the Boroughs of Milford and Matamoras. PCL&P provides natural gas service to 1,200 customers in Westfall Township and the Borough of Matamoras. All of these communities are located in Pike County, Pa.

The acquisition of PCL&P is an ideal strategic fit for CNGHC. The Transaction increases CNGHC’s footprint in Pennsylvania and provides more opportunities to expand into the state. Upon closing, CNGHC will have approximately $85 million in assets, increasing the company size by 30%.

CNGHC President and CEO Michael I. German said, “Over the past several years, Corning has made a number of key strategic advances for the further development of our business in Pennsylvania. Our purchase of PCL&P aligns well with those successes and establishes a broader, more robust platform that can take our company to the next level. We look forward to providing our new customers with continued safe and reliable service, and to creating new job opportunities in Pike County.”

O&R’s President and CEO Tim Cawley said, “We found strong market interest in PCL&P from a number of good companies. One company stood out among the others in terms of resources, customer focus and emphasis on service reliability. And that’s what brought us to today.”

The closing of the Transaction, which is expected to occur by mid-2016, is subject to certain regulatory approvals, including approval by the Pennsylvania Public Utilities Commission (PAPUC).

In the meantime, PCL&P will still be providing electric and gas service to Pike County. Its customers should continue to call PCL&P (1-877-434-4100) to report outages, to request emergency repairs or to ask other questions about service or billing.

About Orange and Rockland Utilities

Orange and Rockland Utilities, Inc. is a wholly-owned subsidiary of Consolidated Edison, Inc. (Con Edison) (NYSE: ED), one of the nation’s largest investor-owned energy companies.

In addition to the customers served by PCL&P, O&R serves approximately 226,000 electric customers and 130,000 natural gas customers in New York, and O&R’s other regulated subsidiary, Rockland Electric Company, serves 72,000 electric customers in New Jersey.

About Corning Natural Gas Holding Corporation

Corning Natural Gas Holding Corporation (OTCQX: CNIG) is the parent company of Corning Natural Gas, a local distribution company with nearly 450 miles of mains that sells or transports natural gas to approximately 15,000 customers. Gas deliveries are made across 23 towns and villages over 700 square miles throughout the Southern Tier and central regions of New York State.

With 56 employees and from one office location, Corning Natural Gas annually transports approximately 15 Bcf of natural gas to commercial, industrial, residential and wholesale customers. The company provides gas delivery and transportation services to New York State Electric and Gas (NYSEG) in Elmira, Bath Electric, Gas & Water System (BEGWS) in the Village of Bath and for local gas producers in New York and Pennsylvania.

CNGHC also has a 50 percent ownership interest in joint ventures Leatherstocking Gas Company, LLC and Leatherstocking Pipeline Company, LLC. Leatherstocking Gas distributes gas in Susquehanna and Bradford Counties, Pennsylvania, and Leatherstocking Pipeline, an unregulated company, serves one customer in Lawton, Pennsylvania.